Exhibit 3.1

AMENDMENT

TO

TRUST AGREEMENT
AS AMENDED AND RESTATED DECEMBER 16, 1997,
AS FURTHER AMENDED NOVEMBER 14, 2003

OF

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

     Pennsylvania Real Estate Investment Trust, a business trust organized and existing under the laws of the Commonwealth of Pennsylvania (“PREIT”), hereby certifies that, pursuant to the authority conferred upon the Board of Trustees of PREIT (the “Board of Trustees”) by the Trust Agreement as amended and restated December 16, 1997, as further amended November 14, 2003 (the “Trust Agreement”) and in accordance with 15 Pa. C.S. Chapter 95, the Board of Trustees on December 15, 2005 duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

RESOLVED, that the third and fourth sentences of Paragraph 2.D of the Trust Agreement be, and they hereby are, amended and restated to read as follows:

“Any new Trustee elected to fill a vacancy created by reason of the death, resignation or incapacity of a Trustee, or as a result of an increase in the number of Trustees, shall hold office until the next Annual or Special Meeting of Shareholders and until his or her successor is elected and qualified. Any Trustee standing for election at such meeting who has been elected to fill a vacancy created by reason of the death, resignation or incapacity of a Trustee shall stand for election for a term equal to the remaining term of the former Trustee and until his or her successor is elected and qualified, and any Trustee standing for election at such meeting who has been elected to fill a vacancy as a result of an increase in the number of Trustees shall stand for election for a term equal to the remaining term of the Class of Trustees which was so increased and until his or her successor is elected and qualified.”

[Signature page follows]

     IN WITNESS WHEREOF, Pennsylvania Real Estate Investment Trust has caused this Amendment to be executed and delivered on its behalf by its Vice Chairman and attested to by its Secretary on this 20th day of December, 2005.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

		By:	/s/ Jonathan B. Weller

Jonathan B. Weller
Vice Chairman

Attest:

By:	/s/ Bruce Goldman

Bruce Goldman
Secretary